EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sandy Pfaff
415-819-7447
sandy@pfaffpr.com

BANK OF MARIN BANCORP REPORTS RECORD ANNUAL EARNINGS
SIGNIFICANT LOAN GROWTH OF $60.2 MILLION IN THE FOURTH QUARTER

NOVATO, CA, January 22, 2013 - Bank of Marin Bancorp, "Bancorp" (NASDAQ: BMRC), parent company of Bank of Marin, announced earnings for the quarter ended December 31, 2012 of $4.7 million, an increase of $1.5 million, or 45.8% from $3.2 million in the third quarter of 2012, and an increase of $1.3 million, or 39.0% from $3.4 million in the fourth quarter of 2011. Diluted earnings per share totaled $0.86 in the fourth quarter of 2012, up $0.27, or 45.8% from $0.59 in the prior quarter, and up $0.23, or 36.5% from $0.63 in the same quarter a year ago. Earnings for the fourth quarter of 2012 reflect a $1.0 million pre-tax gain on the pay-off of a purchased-credit impaired ("PCI") loan. This gain increased fourth quarter diluted earnings per share by 12 cents on an after-tax basis.

2012 record annual earnings totaled $17.8 million, an increase of $2.3 million, or 14.5%, from $15.6 million a year ago. Diluted earnings per share for the year ended December 31, 2012 totaled $3.28, up $0.39, or 13.5%, from $2.89 in the prior year.

“The Bank's overall strong performance demonstrates the solid relationships we have built with customers while also maintaining our high credit quality standards," said Russell A. Colombo, President and Chief Executive Officer. "Our robust loan growth in the fourth quarter reflects our continued focus on business development to build the loan portfolio."

Bancorp also provided the following highlights on its operating and financial performance for the fourth quarter and year ended December 31, 2012:

•
Loan growth in the fourth quarter of 2012 totaled $60.2 million, or 5.9%, primarily due to investor-owned commercial real estate loan originations in the Marin and San Francisco markets. Gross loans totaled $1.1 billion at December 31, 2012.

•
Credit quality remains solid with non-performing loans at 1.64% of total loans, down from 1.90% in the prior quarter. Accruing loans past due 30 to 89 days decreased from $2.1 million in the prior quarter to $588 thousand at December 31, 2012.

•
Deposits increased $50.3 million, or 4.2% in 2012 to $1.3 billion, reflecting a favorable shift in the deposit mix from higher-interest bearing time accounts to core deposits. Non-interest bearing deposits comprised 31.1% of total deposits at December 31, 2012.

•
In a conscious effort to deploy excess liquidity, Bancorp grew the investment portfolio by $52.1 million in the fourth quarter of 2012 and $98.6 million in the year ended December 31, 2012 (primarily investment-grade municipal securities and corporate bonds).

•
On January 17, 2013, the Board of Directors declared a quarterly cash dividend of $0.18 per share. The cash dividend is payable to shareholders of record at the close of business on February 1, 2013 and will be payable on February 15, 2013.

"By funding a significant volume of new loans, increasing security purchases, and strategically running off higher-cost, non-relationship deposit accounts, we reduced our excess liquidity and managed our net interest margin," said Christina Cook, Chief Financial Officer. "The strong lending effort also increased the loan-to-deposit ratio from last quarter, reflecting improved utilization of our funding sources."

Loans and Credit Quality

Gross loans totaled $1.1 billion at December 31, 2012 and increased $60.2 million, or 5.9% over last quarter, and increased $42.8 million, or 4.2% over a year ago. The uncertainty of the current economic environment makes the predictability of loan growth for the industry difficult going forward. Non-performing loans totaled $17.7 million, or 1.64%, of Bancorp's loan portfolio at December 31, 2012, compared to $19.2 million, or 1.90%, at September 30, 2012 and $12.0 million, or 1.16%, a year ago. The decrease in non-performing loans from the prior quarter includes a $3.0 million construction loan that was paid off as expected in November 2012, which had been placed on non-accrual status in the preceding quarter. Accruing loans past due 30 to 89 days totaled $588 thousand at December 31, 2012, down from $2.1 million at September 30, 2012 and $7.4 million a year ago.

The provision for loan losses totaled $700 thousand in the fourth quarter of 2012, compared to $2.1 million in the prior quarter and $2.5 million in the same quarter a year ago. The decreases in the fourth quarter of 2012 compared to the prior quarter and same quarter a year ago are primarily due to fewer newly identified problem loans that have significant credit loss exposure. The provision for loan loss totaled $2.9 million and $7.1 million in 2012 and 2011, respectively.

The allowance for loan losses totaled 1.27% of loans at December 31, 2012, compared to 1.30% at September 30, 2012 and 1.42% at December 31, 2011. The decline from the prior quarter end primarily relates to a shift in the mix of loans towards those that have a lower reserve factor. The decline from prior year primarily relates to current year charge-offs of specific reserves established in 2011. Net charge-offs in the fourth quarter of 2012 totaled $178 thousand, compared to $2.4 million in the prior quarter and $1.1 million in the fourth quarter of 2011. Net charge-offs in 2012 totaled $3.9 million compared to $4.8 million in the prior year.

Deposits

Deposits totaled $1.3 billion at both December 31, 2012 and September 30, 2012, and increased $50.3 million, or 4.2% from $1.2 billion at December 31, 2011. The increase in deposits from the prior year primarily reflects increases of $35.0 million in transaction accounts, $30.1 million in non-interest bearing accounts, $17.8 million in savings accounts and $9.3 million in money market accounts, partially offset by decreases of $30.9 million in CDARS® time accounts and $10.9 million in other time accounts.

Earnings

Net interest income totaled $15.8 million in the fourth quarter of 2012, up from $14.9 million in the prior quarter and $15.7 million in the same quarter last year. The tax-equivalent net interest margin was 4.62%, 4.44% and 4.79% for those respective periods. The increase in the fourth quarter of 2012 compared to the prior quarter primarily relates to a $1.0 million gain on the pay-off of a purchased-credit impaired loan.

Net interest income totaled $63.2 million and $63.8 million in 2012 and 2011, respectively. The tax-equivalent net interest margin was 4.74% in 2012 compared to 5.13% in 2011. The decreases in 2012 compared to 2011 primarily relate to a lower level of accretion on purchased loans. In addition, rate concessions and downward repricing on existing loans, as well as new loans yielding lower rates continue to negatively impact the loan yield. The decreases are partially offset by a reduction in the cost of interest-bearing liabilities, as the prior year reflects a $924 thousand pre-payment penalty on a Federal Home Loan Bank ("FHLB") advance in September 2011. Furthermore, the current year reflects the maturity of another FHLB advance in January 2012, as well as the downward repricing on deposits.

Key components of our net interest margin were as follows:

	Three months ended
	December 31, 2012		September 30, 2012		December 31, 2011
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans	$423	12 bps	$231	7 bps	$639	19 bps
Accretion on non-PCI loans	$42	1 bps	$232	7 bps	$241	7 bps
Gains on pay-offs of PCI loans	$1,022	29 bps	$101	3 bps	$208	6 bps

Interest recoveries	$182	5 bps	$—	—	$6	—
Interest reversals	$(40)	(1 bps)	$(115)	(3 bps)	$(30)	(1 bps)

	Years ended
	December 31, 2012		December 31, 2011
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans	$1,641	12 bps	$1,418	11 bps
Accretion on non-PCI loans	$789	6 bps	$2,857	23 bps
Gains on pay-offs of PCI loans	$1,714	13 bps	$1,879	15 bps

Interest recoveries	$182	1 bps	$6	—
Interest reversals	$(231)	(2 bps)	$(233)	(2 bps)
FHLB Prepayment Penalty - September 2011	N/A	N/A	$(924)	(7 bps)

Accretion on PCI loans fluctuates based on changes in cash flows expected to be collected. For acquired loans not considered credit-impaired, the level of accretion varies due to maturities and early pay-offs of these loans. Gains on pay-offs of PCI loans are recorded as interest income when the pay-off amounts exceed the recorded investment.

Non-interest income in the fourth quarter of 2012 totaled $1.8 million and remained relatively consistent with the prior quarter and increased $292 thousand, or 19.2%, from the same quarter a year ago. The 2012 non-interest income totaled $7.1 million, an increase of $843 thousand, or 13.4% from last year. The increases in the year and fourth quarter of 2012 compared to the same periods a year ago primarily relate to higher merchant interchange income and service charges on deposit accounts.

Non-interest expense totaled $9.6 million in both the fourth quarter of 2012 and the prior quarter. Non-interest expense decreased from $9.7 million in the same quarter a year ago, which included a $683 thousand core deposit intangible asset write-off, partially offset by higher personnel costs in the fourth quarter of 2012. Non-interest expense totaled $38.7 million and $38.3 million in 2012 and 2011, respectively, representing a $411 thousand or 1.1% increase. The increase in the full year of 2012 compared to 2011 primarily reflects higher personnel costs associated with merit increases, and to a lesser extent, new hires in the lending and deposit services areas.

About Bank of Marin Bancorp

Bank of Marin, as the sole subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC), is the premier community and business bank in Marin County with 17 offices in Marin, San Francisco, Napa and Sonoma counties. Bank of Marin offers business and personal banking, private banking and wealth management services, with a strong focus on supporting local businesses in the community. Incorporated in 1989, Bank of Marin has received the highest five star rating from Bauer Financial for more than thirteen years (www.bauerfinancial.com) and has been recognized for several years as one of the "Best Places to Work in the North Bay" by the North Bay Business Journal and one of the “Top Corporate Philanthropists" by the San Francisco Business Times. With assets exceeding $1.4 billion, Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and has been recognized as a Top 200 Community Bank for the past five years by US Banker Magazine.

Forward Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, the economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, expected future cash flows on acquired loans, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting Bancorp's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
December 31, 2012

(dollars in thousands, except per share data; unaudited)	Dec. 31, 2012	Sept. 30, 2012	Dec. 31, 2011

QUARTER-TO-DATE
NET INCOME	$4,702	$3,224	$3,383
DILUTED EARNINGS PER COMMON SHARE	$0.86	$0.59	$0.63
RETURN ON AVERAGE ASSETS (ROA)	1.28%	0.89%	0.96%
RETURN ON AVERAGE EQUITY (ROE)	12.50%	8.76%	9.97%
EFFICIENCY RATIO	54.42%	57.38%	56.46%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	4.62%	4.44%	4.79%
NET CHARGE-OFFS	$178	$2,396	$1,085
NET CHARGE-OFFS TO AVERAGE LOANS	0.02%	0.24%	0.11%
YEAR-TO-DATE
NET INCOME	$17,817	$15,564
DILUTED EARNINGS PER COMMON SHARE	$3.28	$2.89
RETURN ON AVERAGE ASSETS (ROA)	1.24%	1.16%
RETURN ON AVERAGE EQUITY (ROE)	12.36%	12.01%
EFFICIENCY RATIO	55.04%	54.62%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	4.74%	5.13%
NET CHARGE-OFFS	$3,878	$4,803
NET CHARGE-OFFS TO AVERAGE LOANS	0.38%	0.49%
AT PERIOD END
TOTAL ASSETS	$1,434,749	$1,435,114	$1,393,263
LOANS:
COMMERCIAL AND INDUSTRIAL	$176,431	$171,662	$175,790
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$196,406	$191,397	$174,705
COMMERCIAL INVESTOR-OWNED	$509,006	$438,685	$446,425
CONSTRUCTION	$30,665	$42,857	$51,957
HOME EQUITY	$93,237	$94,939	$98,043
OTHER RESIDENTIAL	$49,432	$53,590	$61,502
INSTALLMENT AND OTHER CONSUMER LOANS	$18,775	$20,580	$22,732
TOTAL LOANS	$1,073,952	$1,013,710	$1,031,154
NON-PERFORMING LOANS[2]:
COMMERCIAL AND INDUSTRIAL	$4,893	$6,048	$2,955
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$1,403	$1,403	$2,033
COMMERCIAL INVESTOR-OWNED	$6,843	$3,725	$741
CONSTRUCTION	$2,239	$5,787	$3,014
HOME EQUITY	$545	$881	$766
OTHER RESIDENTIAL	$1,196	$736	$1,942
INSTALLMENT AND OTHER CONSUMER LOANS	$533	$652	$519
TOTAL NON-PERFORMING LOANS	$17,652	$19,232	$11,970
CLASSIFIED LOANS (GRADED SUBSTANDARD & DOUBTFUL)	$36,916	$42,602	$64,670
TOTAL ACCRUING LOANS 30-89 DAYS PAST DUE	$588	$2,055	$7,382
LOAN LOSS RESERVE TO LOANS	1.27%	1.30%	1.42%
LOAN LOSS RESERVE TO NON-PERFORMING LOANS	0.77	x	0.68	x	1.22	x
NON-PERFORMING LOANS TO TOTAL LOANS	1.64%	1.90%	1.16%
TEXAS RATIO[3]	10.69%	12.01%	7.99%
TOTAL DEPOSITS	$1,253,289	$1,258,873	$1,202,972
LOAN TO DEPOSIT RATIO	85.7%	80.5%	85.7%
STOCKHOLDERS' EQUITY	$151,792	$147,336	$135,551
BOOK VALUE PER SHARE	$28.17	$27.45	$25.40
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS[4]	10.58%	10.27%	9.73%
TOTAL RISK BASED CAPITAL RATIO-BANK[5]	13.6%	13.8%	12.9%
TOTAL RISK BASED CAPITAL RATIO-BANCORP[5]	13.7%	14.0%	13.1%
FULL TIME EQUIVALENT EMPLOYEES	238	234	232

[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.

[2] Excludes accruing troubled-debt restructured loans of $10.8 million, $15.7 million and $6.3 million at December 31, 2012, September 30, 2012 and December 31, 2011, respectively. Excludes purchased credit-impaired (PCI) loans with carrying values of $3.0 million, $3.1 million and $3.4 million that were accreting interest at December 31, 2012, September 30, 2012 and December 31, 2011, respectively. These amounts are excluded as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status. Total PCI loans were $4.5 million at December 31, 2012, $4.7 million at September 30, 2012 and $6.0 million at December 31, 2011.

[3] (Non-performing assets + 90 day delinquent loans)/(tangible common equity + allowance for loan losses).
[4] Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less intangible assets.
[5] Current period estimated.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
at December 31, 2012, September 30, 2012 and December 31, 2011

(in thousands, except share data; unaudited)	Dec. 31, 2012	Sept. 30, 2012	Dec. 31, 2011
Assets
Cash and due from banks	$28,349	$141,438	$127,732
Short-term investments	—	—	2,011
Cash and cash equivalents	28,349	141,438	129,743
Investment securities
Held to maturity, at amortized cost	139,452	94,571	59,738
Available for sale (at fair value; amortized cost $150,420, $143,263 and $132,348 at December 31, 2012, September 30, 2012 and December 31, 2011, respectively)	153,962	146,789	135,104
Total investment securities	293,414	241,360	194,842
Loans, net of allowance for loan losses of $13,661, $13,139 and $14,639 at December 31, 2012, September 30, 2012 and December 31, 2011, respectively	1,060,291	1,000,571	1,016,515
Bank premises and equipment, net	9,344	8,989	9,498
Interest receivable and other assets	43,351	42,756	42,665
Total assets	$1,434,749	$1,435,114	$1,393,263

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$389,722	$408,565	$359,591
Interest bearing
Transaction accounts	169,647	158,957	134,673
Savings accounts	93,404	91,506	75,617
Money market accounts	443,742	422,874	434,461
CDARS® time accounts	15,718	33,699	46,630
Other time accounts	141,056	143,272	152,000
Total deposits	1,253,289	1,258,873	1,202,972
Federal Home Loan Bank borrowings	15,000	15,000	35,000
Subordinated debenture	—	—	5,000
Interest payable and other liabilities	14,668	13,905	14,740
Total liabilities	1,282,957	1,287,778	1,257,712

Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 15,000,000 shares; Issued and outstanding - 5,389,210, 5,368,386 and 5,336,927 at December 31, 2012, September 30, 2012 and December 31, 2011, respectively	58,573	57,862	56,854
Retained earnings	91,164	87,429	77,098
Accumulated other comprehensive income, net	2,055	2,045	1,599
Total stockholders' equity	151,792	147,336	135,551
Total liabilities and stockholders' equity	$1,434,749	$1,435,114	$1,393,263

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three months ended			Years ended
(in thousands, except per share amounts; unaudited)	Dec. 31, 2012	Sept. 30, 2012	Dec. 31, 2011	Dec. 31, 2012	Dec. 31, 2011
Interest income
Interest and fees on loans	$14,634	$14,117	$15,150	$59,403	$63,479
Interest on investment securities
Securities of U.S. government agencies	680	731	847	3,195	3,478
Obligations of state and political subdivisions	565	382	396	1,789	1,299
Corporate debt securities and other	353	326	203	1,165	636
Interest on Federal funds sold and short-term investments	66	42	70	214	222
Total interest income	16,298	15,598	16,666	65,766	69,114
Interest expense
Interest on interest bearing transaction accounts	14	48	30	151	151
Interest on savings accounts	16	26	23	88	98
Interest on money market accounts	145	181	282	689	1,286
Interest on CDARS® time accounts	11	19	45	83	237
Interest on other time accounts	241	254	336	1,068	1,314
Interest on borrowed funds	80	153	232	497	2,209
Total interest expense	507	681	948	2,576	5,295
Net interest income	15,791	14,917	15,718	63,190	63,819
Provision for loan losses	700	2,100	2,500	2,900	7,050
Net interest income after provision for loan losses	15,091	12,817	13,218	60,290	56,769
Non-interest income
Service charges on deposit accounts	529	528	447	2,130	1,836
Wealth Management and Trust Services	513	507	445	1,964	1,834
Debit card interchange fees	261	261	233	1,015	845
Merchant interchange fees	177	183	30	739	353
Earnings on Bank-owned life Insurance	190	192	196	762	752
Other income	146	130	173	502	649
Total non-interest income	1,816	1,801	1,524	7,112	6,269
Non-interest expense
Salaries and related benefits	5,010	5,211	4,742	21,139	20,211
Occupancy and equipment	1,098	1,089	981	4,230	4,002
Depreciation and amortization	334	339	342	1,355	1,293
Federal Deposit Insurance Corporation insurance	245	221	210	917	1,000
Data processing	652	596	557	2,514	2,690
Professional services	720	519	561	2,340	2,499
Other expense	1,523	1,617	2,341	6,199	6,588
Total non-interest expense	9,582	9,592	9,734	38,694	38,283
Income before provision for income taxes	7,325	5,026	5,008	28,708	24,755
Provision for income taxes	2,623	1,802	1,625	10,891	9,191
Net income	$4,702	$3,224	$3,383	$17,817	$15,564
Net income per common share:
Basic	$0.88	$0.60	$0.64	$3.34	$2.94
Diluted	$0.86	$0.59	$0.63	$3.28	$2.89
Weighted average shares used to compute net income per common share:
Basic	5,357	5,344	5,313	5,341	5,302
Diluted	5,451	5,455	5,394	5,438	5,384
Dividends declared per common share	$0.18	$0.18	$0.17	$0.70	$0.65
Comprehensive income
Net income	$4,702	$3,224	$3,383	$17,817	$15,564
Other comprehensive income (loss)
Change in net unrealized gain on available for sale securities	16	747	(191)	752	90
Reclassification adjustment for loss on sale of securities included in net income	—	—	—	34	—
Net change in unrealized gain on available for sale securities, before tax	16	747	(191)	786	90
Deferred tax expense (benefit)	6	314	(81)	330	37
Other comprehensive income (loss), net of tax	10	433	(110)	456	53
Comprehensive income	$4,712	$3,657	$3,273	$18,273	$15,617

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	December 31, 2012			September 30, 2012			December 31, 2011
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$80,884	$66	0.32%	$84,539	$42	0.19%	$104,190	$70	0.26%
Investment securities [2,3]	265,316	1,779	2.68%	241,461	1,578	2.61%	194,533	1,616	3.32%
Loans [1,3,4]	1,020,737	14,788	5.67%	1,014,708	14,265	5.50%	1,009,916	15,289	5.92%
Total interest-earning assets [1]	1,366,937	16,633	4.76%	1,340,708	15,885	4.64%	1,308,639	16,975	5.08%
Cash and non-interest-bearing due from banks	44,225			55,727			52,574
Bank premises and equipment, net	9,173			9,042			9,610
Interest receivable and other assets, net	37,512			36,474			34,324
Total assets	$1,457,847			$1,441,951			$1,405,147
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$160,605	$14	0.03%	$159,721	$48	0.12%	$130,894	$30	0.09%
Savings accounts	91,609	16	0.07%	91,020	26	0.11%	75,217	23	0.12%
Money market accounts	442,006	145	0.13%	435,110	181	0.17%	432,728	282	0.26%
CDARS® time accounts	22,497	11	0.19%	29,519	19	0.25%	39,850	45	0.45%
Other time accounts	141,375	241	0.68%	143,668	254	0.70%	152,619	336	0.87%
FHLB borrowings and overnight borrowings [1]	15,010	80	2.08%	15,000	79	2.07%	35,000	195	2.21%
Subordinated debenture [1]	—	—	—%	4,239	74	6.83%	5,000	37	2.90%
Total interest-bearing liabilities	873,102	507	0.23%	878,277	681	0.31%	871,308	948	0.43%
Demand accounts	420,517			404,677			386,066
Interest payable and other liabilities	14,524			12,548			13,214
Stockholders' equity	149,704			146,449			134,559
Total liabilities & stockholders' equity	$1,457,847			$1,441,951			$1,405,147
Tax-equivalent net interest income/margin [1]		$16,126	4.62%		$15,204	4.44%		$16,027	4.79%
Reported net interest income/margin [1]		$15,791	4.52%		$14,917	4.35%		$15,718	4.70%
Tax-equivalent net interest rate spread			4.53%			4.33%			4.65%

	Year ended			Year ended
	December 31, 2012			December 31, 2011
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$80,643	$214	0.26%	$87,365	$222	0.25%
Investment securities [2,3]	234,014	6,829	2.92%	175,571	6,049	3.45%
Loans [1,3,4]	1,023,165	59,991	5.77%	984,211	63,914	6.40%
Total interest-earning assets [1]	1,337,822	67,034	4.93%	1,247,147	70,185	5.55%
Cash and non-interest-bearing due from banks	51,301			46,673
Bank premises and equipment, net	9,183			9,136
Interest receivable and other assets, net	36,155			34,183
Total assets	$1,434,461			$1,337,139
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$152,778	$151	0.10%	$125,316	$151	0.12%
Savings accounts	86,670	88	0.10%	69,792	98	0.14%
Money market accounts	436,281	689	0.16%	405,726	1,286	0.32%
CDARS® time accounts	30,016	83	0.28%	39,514	237	0.60%
Other time accounts	144,106	1,068	0.74%	151,866	1,314	0.87%
FHLB borrowings and overnight borrowings [1]	16,205	345	2.09%	49,722	2,062	4.15%
Subordinated debenture [1]	3,552	152	4.21%	5,000	147	2.90%
Total interest-bearing liabilities	869,608	2,576	0.30%	846,936	5,295	0.63%
Demand accounts	406,861			347,682
Interest payable and other liabilities	13,881			12,983
Stockholders' equity	144,111			129,538
Total liabilities & stockholders' equity	$1,434,461			$1,337,139
Tax-equivalent net interest income/margin [1]		$64,458	4.74%		$64,890	5.13%
Reported net interest income/margin [1]		$63,190	4.65%		$63,819	5.05%
Tax-equivalent net interest rate spread			4.63%			4.92%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders'
equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 35 percent.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.